EXECUTION COPY

Exhibit 4(b)
Loan Agreement
BY AND BETWEEN
Mississippi Business Finance Corporation
and
System Energy Resources, Inc.

Dated as of March 1, 2019

$134,000,000
Mississippi Business Finance Corporation
Revenue Refunding Bonds
(System Energy Resources, Inc. Project)
Series 2019

TABLE OF CONTENTS
Article I
DEFINITIONS
SECTION 1.1    Definitions    3
SECTION 1.2    Use of Words and Phrases    5
SECTION 1.3    Nontaxability    6
Article II
REPRESENTATIONS
SECTION 2.1    Representations and Warranties of the Issuer    7
SECTION 2.2    Representations and Warranties of the Company    7
Article III
THE PROJECT
SECTION 3.1    Maintenance of Project; Remodeling    9
SECTION 3.2    Insurance    9
SECTION 3.3    Condemnation; Eminent Domain.    9
Article IV
ISSUANCE OF BONDS; DISPOSITION OF PROCEEDS OF BONDS
SECTION 4.1    Issuance of the Series 2019 Bonds    10
SECTION 4.2    Additional Bonds    10
SECTION 4.3    Disposition of Bond Proceeds; Bond Proceeds Fund    10
SECTION 4.4    Agreement to Redeem 1998 Bonds    10
SECTION 4.5    Compliance with Trust Indenture for 1998 Bonds    10
Article V
THE LOAN; OTHER OBLIGATIONS
SECTION 5.1    Loan    11
SECTION 5.2    Loan Payments    11
SECTION 5.3    Bond Fund    11
SECTION 5.4    Delivery of Notes by Company; Other Amounts Payable    11
SECTION 5.5    Payments Assigned; Obligation Absolute    12
SECTION 5.6    Indemnification    12
SECTION 5.7    Payment of Taxes; Discharge of Liens    14
Article VI
SPECIAL COVENANTS AND AGREEMENTS
SECTION 6.1    Maintenance of Existence    15

SECTION 6.2    Arbitrage Covenant    15
SECTION 6.3    Bonds are Limited Obligations    16
SECTION 6.4    Tax-Exempt Status of Bonds    16
SECTION 6.5    Compliance with Law    17
SECTION 6.6    No Warranty    17
SECTION 6.7    Continuing Disclosure    18
Article VII
ARTICLE ASSIGNMENT, LEASING AND SELLING
SECTION 7.1    Limitation    19
SECTION 7.2    Issuer's Rights of Assignment    19
SECTION 7.3    Assignment by the Company    19
Article VIII
EVENTS OF DEFAULT AND REMEDIES
SECTION 8.1    Events of Default    20
SECTION 8.2    Force Majeure    21
SECTION 8.3    Remedies on Default    21
SECTION 8.4    No Remedy Exclusive    22
SECTION 8.5    Agreement to Pay Attorneys' Fees and Expenses    22
SECTION 8.6    Waiver of Breach    22
Article IX
REDEMPTION OR PURCHASE OF BONDS
SECTION 9.1    Redemption of Bonds    23
SECTION 9.2    Purchase of Bonds    23
Article X
MISCELLANEOUS
SECTION 10.1     Notices    24
SECTION 10.2     Severability    25
SECTION 10.3     Execution of Counterparts    25
SECTION 10.4     Amounts Remaining in Bond Fund    25
SECTION 10.5     Amendments, Changes and Modifications    25
SECTION 10.6     Governing Law    26
SECTION 10.7     Authorized Company Representatives    26
SECTION 10.8     Term of the Agreement    26
SECTION 10.9     No Personal Liability    26
SECTION 10.10     Parties in Interest    26

Exhibit A - Form of Note27

Loan Agreement
This LOAN AGREEMENT dated as of March 1, 2019 (together with any amendments or supplements hereto, this "Agreement") is by and between the Mississippi Business Finance Corporation (as more fully defined in Section 1.1 hereof) (the "Issuer"), a public corporation duly created and validly existing pursuant to the Constitution and laws of the State of Mississippi (the "State"), authorized to exercise the powers conferred by Section 57-10-201 et seq., Mississippi Code of 1972, as amended and supplemented from time to time (the "Act"), and System Energy Resources, Inc., a corporation organized and existing under the laws of the State of Arkansas, duly qualified to do business in the State (together with any permitted successors or assigns under this Agreement, the "Company").
W I T N E S S E T H :
WHEREAS, the Issuer is authorized by the provisions of the Act, among other things, to provide financial assistance to businesses in the State by providing loans, guarantees, insurance and other assistance to businesses, thereby encouraging the investment of private capital in businesses in the State, and to finance such assistance to businesses by the issuance of revenue bonds; and
WHEREAS, the Company has requested that the Issuer issue $134,000,000 of its Revenue Refunding Bonds (System Energy Resources, Inc. Project) Series 2019 (as more fully defined in Section 1.1 hereof, the "Series 2019 Bonds") for the purpose of currently refunding its Pollution Control Revenue Refunding Bonds (System Energy Resources, Inc. Project) Series 1998 (the "1998 Bonds") issued in the original principal amount of $216,000,000, which 1998 Bonds were issued for the purpose of providing funds to refinance the Company's obligations incurred to finance the cost of acquiring an undivided 90% interest in certain air and water pollution control facilities and sewage and solid waste disposal facilities (the "Project") at the Grand Gulf Nuclear Electric Generating Station located in Claiborne County, Mississippi (the "Plant"); and
WHEREAS, the Issuer may authorize and issue Additional Bonds (as defined in Section 1.1 of this Agreement) pursuant to Section 2.11 of the Trust Indenture dated as of March 1, 2019 (as more fully defined in Section 1.1 hereof, the "Indenture") by and between the Issuer and The Bank of New York Mellon, as trustee (as more fully defined in Section 1.1 hereof, the "Trustee"), and Section 4.2 of this Agreement; and
WHEREAS, in consideration of the issuance of the Bonds (as defined in Section 1.1 of this Agreement) by the Issuer, the Company will agree to make payments in an amount sufficient to pay the principal of, premium, if any, and interest on the Bonds pursuant to this Agreement and the Note (as defined in Section 1.1 of this Agreement), said Bonds to be paid solely from the Revenues (as defined in Section 1.1 of this Agreement), and said Bonds shall not constitute an indebtedness or pledge of the general credit of the Issuer or the State, within the meaning of any constitutional or statutory limitation of indebtedness or otherwise; and
WHEREAS, the execution and delivery of this Agreement under the Act have been in all respects duly and validly authorized by resolution duly adopted by the Issuer.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the Issuer and the Company agree as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall not impose a debt or pecuniary liability upon the State or any political subdivision thereof, or a charge upon the general credit or taxing powers of such bodies, but shall be payable solely out of the Revenues and, to the extent provided in this Agreement, out of the proceeds of the sale of the Series 2019 Bonds and any temporary investment thereof as herein provided).

ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. In addition to the words and terms elsewhere defined in this Agreement or in the Indenture, the following words and terms as used in this Agreement shall have the following meanings unless the context or use indicates another or different meaning:

"Act" shall have the meaning set forth in the preamble of this Agreement.
"Additional Bonds" shall mean Bonds in addition to the Series 2019 Bonds that are issued pursuant to the provisions of Section 2.11 of the Indenture.
"Administration Expenses" shall mean the reasonable and necessary fees, costs and expenses incurred by the Issuer with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture including the compensation and reimbursement of fees, costs and expenses and advances payable to the Trustee, any Paying Agent and the Bond Registrar.
"Authorized Company Representative" shall mean any treasurer, assistant treasurer or vice president of the Company or the person or persons at the time designated to act on behalf of the Company by any one of said officers, such designation in each case, to be evidenced by a certificate furnished to the Issuer and the Trustee containing the specimen signature of such person or persons and signed on behalf of the Company by said officer.
"Bond Counsel" shall mean any firm of nationally recognized municipal bond counsel selected by the Company and acceptable to the Issuer and the Trustee.
"Bond Fund" shall mean the fund by that name created and established under and in accordance with Section 5.1 of the Indenture.
"Bond Proceeds Fund" shall mean the fund by that name created and established under and in accordance with Section 6.1 of the Indenture.
"Bonds" shall mean the Series 2019 Bonds and any Additional Bonds issued by the Issuer pursuant to the Indenture.
"Code" shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended and the Regulations promulgated thereunder.
"Company" shall have the meaning set forth in the preamble of this Agreement.
"Costs of Issuance" shall mean all fees, charges and expenses incurred in connection with the authorization, preparation, sale, issuance and delivery of the Bonds including, without limitation, financial, legal and accounting fees, expenses and disbursements, rating agency fees, the Issuer's expenses attributable to the issuance of the Bonds, the cost of printing, engraving and reproduction services and the initial or acceptance fee of the Trustee.
"Electronic Means" shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

"Event of Default" shall mean any event of default specified in Section 8.1 hereof.
"Indenture" shall mean the Trust Indenture dated as of March 1, 2019, by and between the Issuer and the Trustee securing the Bonds, and any amendments and supplements thereto.
"Issuer" shall mean the Mississippi Business Finance Corporation, a public corporation duly created and validly existing pursuant to the Constitution and laws of the State, including the Act, or any successor to its rights and obligations under this Agreement and the Indenture.
"Loan" shall mean the loan to be made by the Issuer to the Company of the proceeds (which shall be deemed to include the underwriting discount, if any, and original issue discount, if any) of the sale of the Bonds, exclusive of any accrued interest paid by the Underwriter upon the delivery thereof.
"Loan Payments" shall mean the payments to be made by the Company pursuant to Sections 5.2 and 9.1 of this Agreement.
"1954 Code" shall mean the Internal Revenue Code of 1954, as amended and supplemented.
"1998 Bonds" shall mean the $216,000,000 (original principal amount) Mississippi Business Finance Corporation Pollution Control Revenue Refunding Bonds (System Energy Resources, Inc. Project), Series 1998.
"Note" shall mean the non-negotiable promissory note of the Company issued pursuant to Section 5.4 hereof, in the form set forth as Exhibit A hereto.
"outstanding", when used with reference to the Bonds, shall mean, as of any particular date, all Bonds authenticated and delivered under the Indenture except:
(a)Bonds canceled at or prior to such date or delivered to or acquired by the Trustee prior to such date for cancellation;
(b)Bonds deemed to be paid in accordance with Article IX of the Indenture;
(c)Bonds in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture; and
(d)Bonds registered in the name of the Issuer.

"Person" or "person" shall mean, as the case may be, any individual, sole proprietorship, corporation, limited liability company, partnership (including without limitation, general and limited partnerships), joint venture, association, joint stock company, trust, unincorporated organization or government, any agency or political subdivision thereof, or public corporation.
"Plant" shall have the meaning set forth in the second recital of this Agreement.
"Plant Agreements" shall mean all contracts relating to the ownership, construction and operation of the Plant, including the Project, as from time to time amended or supplemented.
"Prior Bonds" shall mean the $49,500,000 Claiborne County, Mississippi 9 ½% Pollution Control Revenue Bonds (Middle South Energy, Inc. Project) Series A and the $206,000,000 Claiborne County, Mississippi 9 ⅞% Pollution Control Revenue Bonds (Middle South Energy, Inc. Project) Series C.
"Project" shall have the meaning set forth in the second recital of this Agreement.

"Refunding Date" shall mean March 28, 2019, or such later date as may be established by the Company; provided, however, that the Refunding Date shall not be later than ninety (90) days following the date of delivery of the Series 2019 Bonds to the Underwriter.
"Regulations" shall mean the applicable proposed, temporary or final Income Tax Regulations promulgated under the Code, as such regulations may be amended or supplemented from time to time.
"Revenues" shall mean all moneys paid or payable by the Company to the Trustee for the account of the Issuer in respect of the principal of, premium, if any, and interest on the Bonds, including, without limitation, amounts paid or payable by the Company pursuant to Sections 5.2 and 9.1 of this Agreement as Loan Payments, and all receipts of the Trustee credited under the provisions of the Indenture against such payments.
"Series 2019 Bonds" shall mean the $134,000,000 Mississippi Business Finance Corporation Revenue Refunding Bonds (System Energy Resources, Inc. Project) Series 2019 issued pursuant to the Indenture.
"State" shall have the meaning set forth in the preamble of this Agreement.
"Tax Certificate" shall mean the Tax Compliance and No Arbitrage Certificate of the Issuer and the Company dated as of the issue date of any series of Bonds issued under the Indenture.
"Trustee" shall mean The Bank of New York Mellon, as trustee under the Indenture, and its successors as trustee.
"Underwriter" shall mean, in respect of the Series 2019 Bonds, Morgan Stanley & Co. LLC, and in respect of any Additional Bonds, an underwriter designated as such in connection with the issuance of such Additional Bonds.
SECTION 1.2    Use of Words and Phrases. "Herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter," and other equivalent words and phrases refer to this Agreement and not solely to the particular portion thereof in which any such word is used. The definitions set forth in Section 1.1 hereof include both singular and plural. Whenever used herein, any pronoun shall be deemed to include both singular and plural and to cover all genders. Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, the words "Bond," "owner," "holder" and "person" shall include the plural, as well as the singular, number.

Unless the context shall otherwise indicate, "Person" or "person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
SECTION 1.3    Nontaxability. It is intended by the parties hereto that this Agreement and all action taken hereunder be consistent with and pursuant to the resolution of the governing body of the Issuer relating to the Bonds, and that the interest on the Bonds be excludable from the gross income of the recipients thereof for federal income tax purposes other than with respect to a person who is a "substantial user" of the Project or a "related person" of a "substantial user" within the meaning of the Code and the 1954 Code by reason of the provisions of the Code and the 1954 Code. The Company will not use any of the funds provided by the Issuer hereunder in such a manner as to impair the excludability of interest on any of the Bonds from the gross income of the recipient thereof for federal income tax purposes nor will it take any action that would impair such excludability or fail to take any action if such failure would impair such excludability.

ARTICLE II

REPRESENTATIONS

SECTION 2.1    Representations and Warranties of the Issuer. The Issuer makes the following representations and warranties as the basis for the undertakings on the part of the Company herein contained:

(a)The Issuer is a public corporation duly created and validly existing pursuant to the Constitution and laws of the State, including the Act.
(b)The Issuer has the power to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder. By proper action of the governing body of the Issuer, the Issuer has been duly authorized to execute and deliver this Agreement.
(c)The Issuer has not assigned, and will not, except as otherwise required by mandatory provisions of law, assign its interest in this Agreement other than to secure the Bonds.

SECTION 2.2    Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Issuer herein contained:

(a)The Company is a corporation organized and existing under the laws of the State of Arkansas and is in good standing in the State of Arkansas, is duly qualified and in good standing to do business in the State, is not in violation of any provision of its organizational documents, has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, and has duly authorized the execution and delivery of this Agreement by proper action of its governing body.
(b)Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the Note, conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company except any interests created herein or under the Indenture.
(c)The Federal Energy Regulatory Commission has approved all matters relating to the Company's participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company's participation therein, except such as may have been obtained or may be required under the securities laws of any state or in connection with the issuance of series of Additional Bonds.

ARTICLE III

THE PROJECT

SECTION 3.1    Maintenance of Project; Remodeling. The Company shall, at its expense, exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Project, and every element and unit thereof, to be maintained, preserved and kept in good repair, working order and condition, and from time to time to cause all needful and proper repairs, replacements, additions, betterments and improvements to be made thereto; provided, however, that the Company may exercise all of such rights, powers, elections and options to cause the discontinuance of the operation of, or reduce the capacity of, the Project, or any element or unit thereof, if, in the judgment of the Company, any such action is necessary or desirable in the conduct of the business of the Company, or if the Company is ordered so to do by any regulatory authority having jurisdiction in the premises, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale.

The Company may at its own expense cause the Project to be remodeled or cause substitutions, modifications and improvements to be made to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Project.
SECTION 3.2    Insurance. The Company shall, at its expense, exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Project to be kept insured against fire to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies or, in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against such loss of companies similarly situated and operating like properties. All proceeds of such insurance, or such other method or plan, shall be for the account of the Company.

SECTION 3.3    Condemnation; Eminent Domain.

(a)In the event that title to or the temporary use of the Project, or any part thereof, shall be taken in condemnation or by the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental or statutory authority, any proceeds from any award or awards in respect of the Project or any part thereof made in such condemnation or eminent domain proceedings, after payment of all expenses incurred in the collection thereof, shall be paid for the account of the Company.
(b)The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of its own property other than the Project.

ARTICLE IV

ISSUANCE OF BONDS; DISPOSITION OF PROCEEDS OF BONDS

SECTION 4.1    Issuance of the Series 2019 Bonds. The Issuer shall issue the Series 2019 Bonds under and in accordance with the Indenture, subject to the provisions of any bond purchase agreement between the Issuer and the Underwriter. The Company hereby approves the issuance of the Series 2019 Bonds and all terms and conditions thereof.

SECTION 4.2    Additional Bonds. So long as the Company shall not be in default hereunder, and at the request of the Company, the Issuer may in its sole discretion authorize and issue Additional Bonds in aggregate principal amounts specified from time to time by the Company in order to provide funds for the purpose of refunding the Series 2019 Bonds or any series of Additional Bonds, in whole or in part, or any combination thereof. Any such issuance of Additional Bonds shall be in accordance with the Indenture, including Sections 2.7 and 2.11 thereof.

The right to issue Additional Bonds set forth in this Agreement and the Indenture shall not imply that the Issuer and the Company may not enter into, and the Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, another agreement or agreements with respect to the issuance by the Issuer, under an indenture or indentures other than the Indenture, of bonds to fund additional facilities at the Plant or refunding bonds to refund all or any principal amount of all or any series of Bonds, and the provisions of this Agreement and the Indenture governing the issuance of Additional Bonds shall not apply thereto.
SECTION 4.3    Disposition of Bond Proceeds; Bond Proceeds Fund. In consideration of the Loan by the Issuer to the Company of the proceeds of the sale of the Series 2019 Bonds as provided in Section 5.1 hereof, the Company agrees that the proceeds of the Series 2019 Bonds shall be deposited with the Trustee in the Bond Proceeds Fund in accordance with the Indenture for disbursement and investment in accordance with the Indenture in order to redeem, together with moneys of the Company deposited with the Paying Agent for the 1998 Bonds, all of the outstanding 1998 Bonds on the Refunding Date. The proceeds from the sale of any Additional Bonds shall be applied simultaneously with the delivery of such Additional Bonds in the manner provided in the Indenture and in the supplemental indenture authorizing such Additional Bonds.

SECTION 4.4    Agreement to Redeem 1998 Bonds. On the date of delivery of the Series 2019 Bonds, the Company agrees to pay to the Paying Agent for the 1998 Bonds any amount necessary to pay interest due on the 1998 Bonds through the Refunding Date. The Company shall pay out of its own money and not out of proceeds of the Bonds all reasonable Costs of Issuance with respect to the Bonds.

SECTION 4.5    Compliance with Trust Indenture for 1998 Bonds. The Issuer shall, at the request of the Company, take all steps as may be necessary under the trust indenture for the 1998 Bonds to effect the redemption of all of the outstanding 1998 Bonds on the Refunding Date as provided in the trust indenture for the 1998 Bonds and as contemplated herein.

ARTICLE V

THE LOAN; OTHER OBLIGATIONS
SECTION 5.1    Loan. The proceeds of the sale of the Series 2019 Bonds which are deposited into the Bond Proceeds Fund pursuant to the Indenture are hereby loaned by the Issuer to the Company in accordance with the provisions of this Agreement. The Issuer hereby agrees in its sole discretion to make additional loans to the Company from time to time from the proceeds of any Additional Bonds issued by the Issuer pursuant to the Indenture.

SECTION 5.2    Loan Payments. To repay the Loan, the Company shall make or cause to be made Loan Payments as provided in this Agreement and the Note in installments, so as to provide amounts for the timely payment of the principal of, and premium, if any, and interest on the Bonds on the dates and in the amounts and in the manner provided in the Indenture for the Issuer to cause payment to be made to the Trustee of principal of, and premium, if any, and interest on the Bonds, whether at maturity, upon redemption or acceleration, or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder in respect of the principal of or premium, if any, or interest on the Bonds.

SECTION 5.3    Bond Fund. The Company shall pay the Loan Payments required of it under this Agreement by remitting or causing to be remitted the same directly to the Trustee for deposit in the Bond Fund established under the Indenture and administered by the Trustee as provided in the Indenture.

SECTION 5.4    Delivery of Notes by Company; Other Amounts Payable
.
(a)In order to evidence the Loan and the repayment obligation of the Company, the Company shall execute and deliver for each series of Bonds a Note in a principal amount equal to the aggregate principal amount of, and having the same stated rate or rates of interest as, such series of Bonds. Each Note shall be dated the date of the initial issuance of, and mature on the same maturity date or dates as, the series of Bonds issued concurrently therewith. Pursuant to the Note, the Company agrees to pay or cause to be paid to the Issuer, in immediately available funds, a sum equal to the aggregate principal amount of each series of Bonds issued under the Indenture, and redemption premium, if any, and interest on the unpaid balances thereof at the rates payable by the Issuer on such Bonds at the times such principal, redemption premium, if any, and interest is payable by the Issuer irrespective of any original issue discount with respect to such Bonds. If, at the date any payment on such Bonds is due, there are any available moneys in the Bond Fund, such moneys shall be credited against said payment, first in respect of interest and then, to the extent of remaining moneys, in respect of principal.
(b)The Company shall also pay (i) all Administration Expenses including the fees, charges and reasonable expenses of the Trustee and any Paying Agents under the Indenture, such fees, charges and reasonable expenses to be paid directly to the Trustee or Paying Agents for their respective accounts as and when such fees, charges and reasonable expenses become due and payable, (ii) all Costs of Issuance, (iii) any expenses in connection with any redemption of the Bonds, and (iv) any amounts owed under the Tax Certificate.

SECTION 5.5    Payments Assigned; Obligation Absolute. It is understood and agreed that all Loan Payments to be made by the Company are, by the Indenture, to be pledged by the Issuer to the Trustee, and that all rights and interest of the Issuer hereunder (except for the Issuer's rights under Sections 5.4(b), 5.6, 5.7, and 8.5 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder), are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach under this Agreement, the Indenture or otherwise by the Issuer or the Trustee or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee or any other party, and, further, that the Loan Payments and the other payments due hereunder shall continue to be payable at the times and in the amounts specified herein, whether or not the Project or the Plant, or any portion thereof, shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Project or the Plant shall be used or useful, and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Project or the Plant, or for any other reason.

SECTION 5.6    Indemnification. To the extent permitted by law, the Company agrees to indemnify, hold harmless and defend the Issuer, the Trustee, the Paying Agent and their officers, directors, employees and agents (collectively, the "Indemnified Persons") against any and all fees, costs and charges, losses, damages, claims, actions, liabilities and expenses of any conceivable nature, kind or character (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and other experts, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Persons, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise (collectively, "Liabilities"), arising out of or based upon or in any way relating to:

(a)the Bonds, the Indenture, this Agreement, or the Note (collectively, the "Documents") or the execution or amendment hereof or thereof or in connection with transactions contemplated hereby or thereby, including the issuance, sale or resale of the Bonds;
(b)the performance and observance by or on behalf of the Issuer or the Trustee of those things on the part of the Issuer or the Trustee, as applicable, agreed to be performed or observed hereunder and under the Documents;
(c)any act or omission of the Company or any of their agents, contractors, servants, employees, tenants or licensees in connection with the Project, the operation of the Project, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, installation or construction of, the Project or any part thereof;
(d)any lien or charge upon payments by the Company to the Issuer and the Trustee hereunder, or any taxes (including, without limitation, all ad valorem taxes and sales taxes), assessments, impositions and other charges imposed on the Issuer or the Trustee in respect of any portion of the Project;
(e)any violation of any environmental laws with respect to, or the release of any hazardous substances from, the Project or any part thereof;
(f)the defeasance and/or redemption, in whole or in part, of the Bonds;
(g)any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact relating to the Company or the Project contained in any offering or disclosure document or disclosure or continuing disclosure document for the Bonds or any of the documents relating to the Bonds, or any omission or alleged omission from any offering or disclosure document or disclosure or continuing disclosure document for the Bonds relating to the Company or the Project of any material fact necessary to be stated therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;
(h)any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest in the Bonds is taxable;
(i)the Trustee's acceptance or administration of the trust of the Indenture, or the exercise or performance of any of its powers or duties thereunder or under any of the Documents; or
(j)any injury to or death of any Person or damage to property in or upon the Project or growing out of or connected with the use, nonuse, condition or occupancy of the Project;

except in the case of the foregoing indemnification of the Indemnified Persons, to the extent such damages are caused by the negligence or bad faith of the Trustee.
In the event that any action or proceeding is brought against any Indemnified Person with respect to which indemnity may be sought hereunder, the Company, upon written notice from the Indemnified Person, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Person, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in their sole discretion; provided that the Indemnified Person shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Person shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Company shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Person may only employ separate counsel at the expense of the Company if in the judgment of such Indemnified Person a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses shall survive the final payment or defeasance of the Bonds and in the case of the Trustee any resignation or removal. The provisions of this Section shall remain valid and in effect notwithstanding repayment of the Loan or payment, redemption or defeasance of the Bonds or termination of this Agreement or the Indenture.
SECTION 5.7    Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Issuer upon any amounts payable hereunder; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon any amounts payable hereunder, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts; provided, that, if the Company shall first notify the Issuer and the Trustee, in writing, of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Issuer shall cooperate fully with the Company in any such contest.

ARTICLE VI

SPECIAL COVENANTS AND AGREEMENTS

SECTION 6.1    Maintenance of Existence. The Company shall maintain its organizational existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge with or into another entity; provided, however, that the Company may consolidate with or merge with or into, or sell or otherwise transfer all or substantially all of its assets (and thereafter dissolve) to, another entity, organized under the laws of the United States, one of the states thereof or the District of Columbia, if the surviving, resulting or transferee entity, as the case may be (if other than the Company), prior to or simultaneously with such consolidation, merger, sale or transfer, assumes, by delivery to the Trustee of an instrument in writing satisfactory in form and substance to the Trustee, all of the obligations of the Company hereunder, including under the Note, and provided that both immediately prior to such dissolution, disposal, consolidation or merger and after giving effect thereto, no Event of Default under this Agreement (or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default under this Agreement) shall have occurred and be continuing.

If a consolidation, merger or sale or other transfer is made as permitted by this Section 6.1, the provisions of this Section 6.1 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6.1.
SECTION 6.2    Arbitrage Covenant. The Issuer and the Company agree to comply with the terms and provisions of the Tax Certificate and covenant that the proceeds of the sale of the Bonds, the earnings thereon, and any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) will not be used in a manner which would cause the Bonds to be treated as "arbitrage bonds" within the meaning of Section 148 of the Code. The Company further covenants that: (a) all actions with respect to the Bonds required by

Section 148(f) of the Code shall be taken; (b) it shall make the determinations required by paragraph (b) of Section 7.2 of the Indenture and promptly notify the Trustee, in writing, of the same, together with supporting calculations; and (c) it shall within twenty-five (25) days after (i) the calendar date which corresponds to the final maturity of the respective series of Bonds and each anniversary thereof falling on or after the date of initial authentication and delivery thereof up to and including the final maturity of such series of the Bonds, unless the final payment, whether upon redemption in whole or at maturity, of such Bonds shall have occurred prior to such anniversary, and (ii) such final payment, file with the Trustee, a statement signed by the chief financial officer of the Company (or person performing similar functions) to the effect that the Company is then in compliance with its covenants contained in clauses (a) and (b) of this sentence, together with supporting calculations; provided, however, that if the Company shall furnish an opinion of Bond Counsel to the Trustee to the effect that no further action by the Company is required for such compliance with respect to the Bonds, the Company shall not thereafter be required to deliver any such statements or calculations.

SECTION 6.3    Bonds are Limited Obligations. The Bonds shall be limited obligations of the Issuer, payable solely out of the Revenues.

THE BONDS ARE NOT A GENERAL OBLIGATION OF THE ISSUER AND ARE NOT AN INDEBTEDNESS OF THE STATE OR ANY POLITICAL SUBDIVISION THEREOF.  NEITHER THE FAITH AND CREDIT OF THE ISSUER NOR THE FAITH AND CREDIT OR THE TAXING POWER OF THE STATE OR ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF THE BONDS, OR PREMIUM, IF ANY, OR THE INTEREST THEREON OR OTHER COSTS INCIDENTAL THERETO.  THE ISSUER HAS NO TAXING POWER.
SECTION 6.4    Tax-Exempt Status of Bonds. The Issuer and the Company mutually covenant and agree that neither of them shall take or authorize or permit any action to be taken, and have not taken or authorized or permitted any action to be taken, which results in interest paid on the Bonds being included in gross income for purposes of federal income taxes. Without limiting the generality of the foregoing, the Company further covenants, represents and agrees as follows:

(a)Substantially all of the net proceeds of the sale of the Prior Bonds have been used to undertake the acquisition of air or water pollution control facilities or sewerage or solid waste disposal facilities within the meaning of Section 103(b)(4) of the 1954 Code. All of the proceeds of the Prior Bonds and the 1998 Bonds have been expended.
(b)The weighted average maturity of the Series 2019 Bonds does not exceed 120% of the reasonably expected economic life of the Project financed with the proceeds of the Prior Bonds.
(c)The principal amount of the Series 2019 Bonds shall not exceed the outstanding principal amount of the 1998 Bonds.
(d)The Series 2019 Bonds are not and will not be "federally guaranteed" (as defined in Section 149(b) of the Code).
(e)None of the proceeds of the Series 2019 Bonds will be used, and none of the proceeds of the Prior Bonds or the 1998 Bonds were used, to provide any airplane, skybox or other private luxury box, or health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.
(f)The information furnished by the Company and used by the Issuer in preparing its Tax Certificate dated the issue date of the Series 2019 Bonds is accurate and complete as of the date of the issuance of the Series 2019 Bonds.
(g)None of the proceeds of the Series 2019 Bonds will be used to finance Costs of Issuance of the Series 2019 Bonds.

(h)The Company will take no action that would cause any funds constituting gross proceeds of the Series 2019 Bonds to be used in a manner as to constitute a prohibited payment under the applicable regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code and the applicable regulations thereunder.

The Company will not knowingly take any action, or knowingly omit to take any action, which action or omission will adversely affect the excludability from gross income of the holders thereof for federal income tax purposes of interest on the Bonds (other than holders who are substantial users of the Project or related persons within the meaning of section 147(a) of the Code) and, in the event of such action or omission (whether taken with knowledge or not), will promptly, upon receiving knowledge thereof, take all lawful actions, based on advice of Bond Counsel and at the Company's expense, as may rescind or otherwise negate such action or omission.
The Company further covenants and agrees that it will not use or permit the use by any person of any of the funds provided by the Issuer hereunder or any other of its funds, directly or indirectly, or direct the Trustee to invest any funds held by it under the Indenture or this Agreement, in such manner as would, or enter into, or allow any "related person" (as defined in Section 103(b)(13) of the 1954 Code) to enter into, any arrangement, formal or informal, that would, or take or omit to take any other action that would, cause any Bond to be an "arbitrage bond" within the meaning of Section 148(a) of the Code or result in the loss of the excludability from gross income for federal income tax purposes of the interest paid on the Bonds to the extent afforded under Section 103 of the 1954 Code. The Company acknowledges Section 7.2 of the Indenture and agrees to perform all duties imposed upon it by such Section including but not limited to its obligations under the Tax Certificate.
The covenants and agreements contained in this Section 6.4 shall survive any termination of this Agreement.
SECTION 6.5    Compliance with Law. The Company shall, throughout the term of this Agreement and at no expense to the Issuer, promptly comply or exercise all of its rights, powers, elections and options under the Plant Agreements to cause compliance with all laws, ordinances, orders, rules, regulations and requirements of duly constituted public authorities that are applicable to the Project or to the repair and alteration thereof, or to the use or manner of use of the Project and which, if there is non-compliance, would materially adversely affect or impair the obligations of the Company under this Agreement or the ability of the Company to discharge such obligations. Notwithstanding the foregoing, the Company shall have the right to contest the legality of any such law, ordinance, order, rule, regulation or requirement as applied to the Project; provided that, in the opinion of counsel to the Company, such contest shall not in any way materially adversely affect or impair the obligations of the Company under this Agreement or the ability of the Company to discharge such obligations.

SECTION 6.6    No Warranty. The Issuer makes no warranty, either express or implied, as to the Project, including, without limitation, title to the Project or the actual or designed capacity of the Project, as to the suitability or operation of the Project for the purposes specified in this Agreement, as to the condition of the Project or as to the suitability thereof for the Company's purposes or needs or as to compliance of the Project with applicable laws and regulations or as to the ability of the Company to discharge the Bonds. The Company covenants with the Issuer that it will make no claim against the Issuer for any deficiency which may at any time exist in the Project, nor will it assert against the Issuer any other claim for breach of warranty with respect to the Project. The obligations of the Company under this Section shall survive any assignment or termination of this Agreement.

SECTION 6.7    Continuing Disclosure. It is understood, acknowledged and agreed that the Issuer shall have no responsibility for compliance with the continuing disclosure requirements set forth in Rule 15c2-12 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date of this Agreement, and shall have no liability to the Underwriter, the holders of the Bonds or any other person with respect to such disclosure matters. To the extent applicable to the Company, the Company agrees to comply fully with the continuing disclosure requirements of said Rule 15c2-12.

ARTICLE VII

ARTICLE ASSIGNMENT, LEASING AND SELLING

SECTION 7.1    Limitation. This Agreement shall not be assigned nor shall the Project be leased or sold, in whole or in part, except as provided in this Article VII or in Section 6.1 hereof or in the Indenture.

SECTION 7.2    Issuer's Rights of Assignment. The Issuer may, only in accordance with the Indenture, assign its rights and interests under this Agreement as set forth in Section 5.5 hereof and pledge the moneys receivable hereunder to the Trustee as security for payment of the principal of and premium, if any, and interest on the Bonds and all amounts payable under the Indenture, the Bonds and this Agreement. The Company hereby assents to such assignments and agrees that the Trustee may exercise and enforce in accordance with the Indenture any of the rights of the Issuer under this Agreement and the Note. Any such assignment, however, shall be subject to all of the rights and privileges of the Company as provided in this Agreement.

SECTION 7.3    Assignment by the Company. The Company's interest in this Agreement may be assigned in whole or in part, and the Project may be leased or sold as a whole or in part (whether a specific element or unit or an undivided interest), by the Company, subject, however, to the condition that no assignment, lease or sale (other than as described in Section 6.1 hereof) shall relieve the Company from primary liability for its obligations under Section 5.2 hereof to pay the Loan Payments, or for any other of its obligations hereunder other than those obligations relating to the operation, maintenance and insurance of the Project, which obligations (to the extent of the interest assigned, leased or sold and to the extent assumed by the assignee, lessee or purchaser) shall be deemed to be satisfied and discharged.

After any lease or sale of any element or unit of the Project, or any interest therein, such element or unit, or interest therein, shall no longer be deemed to be part of the Project for the purposes of this Agreement.
Upon any such lease or sale, the Company shall comply with the requirements of Section 6.4 hereof, the 1954 Code and the Code and the regulations promulgated thereunder (including, without limitation, the taking of remedial action with respect to the Bonds) as the same may then be applicable.
The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease or sale.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIESS

SECTION 8.1    Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an "Event of Default":

(a)a failure by the Company to make when due any Loan Payments required to be made pursuant to Section 5.2 hereof, which failure shall have resulted in an "Event of Default" under Section 10.1(a) or (b) of the Indenture;

(b)a failure by the Company to pay when due any other amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed, which failure shall continue for a period of ninety (90) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Issuer and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued;

(c)the expiration of a period of ninety (90) days following:

i.the adjudication of the Company as an involuntary bankrupt by any court of competent jurisdiction;

ii.the entry of an order approving an involuntary petition seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America, or of any state thereof; or

iii.the appointment in an involuntary proceeding of a trustee or a receiver of all or substantially all of the property of the Company;

unless during such period such adjudication, order or appointment of a trustee or receiver shall be vacated or shall be stayed on appeal or otherwise or shall have otherwise ceased to continue in effect; or
(d)the filing by the Company of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors; the consenting by the Company to the appointment of a receiver or trustee of all or any part of its property; the filing by the Company of a petition or answer seeking reorganization, adjustment, composition or arrangement under the federal bankruptcy laws, or any other applicable law or statute of the United States of America, or of any state thereof; or the filing by the Company of a petition to take advantage of any insolvency act.

SECTION 8.2    Force Majeure. The provisions of Section 8.1 hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or other acts of any kind of the government of the United States or of the State of Mississippi, or any other sovereign entity or body politic, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornados; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage of, or accident to, machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Section 5.2 hereof to pay the Loan Payments and its obligations under Sections 5.7, 6.1, 6.4 and 9.1 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company agrees, however, to use its best efforts to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company.

SECTION 8.3    Remedies on Default.

(a)Upon the occurrence and continuance of any Event of Default described in clauses (a), (c) or (d) of Section 8.1 hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have become immediately due and payable pursuant to any provision of the Indenture, the Loan Payments required to be paid pursuant to Section 5.2 hereof shall, without further action, become and be immediately due and payable.

(b)Upon the occurrence and continuance of any Event of Default, the Issuer with the prior consent of the Trustee, or the Trustee, may take any action at law or in equity to collect the payments then due and thereafter to become due hereunder, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(c)Any amounts collected pursuant to action taken under this Section shall be applied in accordance with the Indenture.

(d)In case any proceeding taken by the Issuer or the Trustee on account of any Event of Default shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Issuer or the Trustee, then and in every such case the Issuer and the Trustee shall be restored to their former positions and rights hereunder, respectively, and all rights, remedies and powers of the Issuer and the Trustee shall continue as though no such proceeding had been taken.

SECTION 8.4    No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required in this Article.

SECTION 8.5    Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee, as the case may be, the reasonable fees of such attorneys and such other expenses so incurred.

SECTION 8.6    Waiver of Breach. In the event that any agreement contained herein shall be breached by either the Company or the Issuer and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of the Issuer's rights in and under this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive any default hereunder by the Company without the consent of the Trustee. Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event of Default hereunder and a rescission and annulment of the consequences thereof.

ARTICLE IX

REDEMPTION OR PURCHASE OF BONDS

SECTION 9.1    Redemption of Bonds. The Issuer shall take the actions required by the Indenture to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds then outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then outstanding, upon receipt by the Issuer and the Trustee from the Company of a notice designating the principal amounts, series and maturities of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption, which shall not be less than forty-five (45) days from the date such notice is given (or such shorter period as may be agreed to by the Trustee), and the applicable redemption provision of the Indenture. Unless otherwise stated therein or otherwise required by the Indenture, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article IX of the Indenture. The Company shall furnish, as a prepayment of the Loan Payments, any moneys or Government Obligations (as defined in the Indenture) required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes.

SECTION 9.2    Purchase of Bonds. The Company may at any time, and from time to time, furnish moneys to the Trustee accompanied by a written notice directing the Trustee to apply such moneys to the purchase in the open market of Bonds in the principal amounts and of the series and maturities specified in such notice, and any Bonds so purchased shall thereupon be canceled by the Trustee.

ARTICLE X

MISCELLANEOUS

SECTION 10.1    Notices. Except as otherwise provided in this Agreement, all notices, certificates or other communications shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, to the Issuer, the Company or the Trustee. Copies of each notice, certificate or other communication given hereunder by or to the Company shall be mailed by registered or certified mail, postage prepaid, to the Trustee; provided, however, that the effectiveness of any such notice shall not be affected by the failure to send any such copies. Notices, certificates or other communications shall be sent to the following addresses:

Company:	System Energy Resources, Inc.
639 Loyola Avenue
New Orleans, LA 70113
ATTN: Steven C. McNeal, Vice President and Treasurer
Phone: 504-576-4363
Email: smcneal@entergy.com

Issuer:	Mississippi Business Finance Corporation
735 Riverside Drive, Ste. 300
Jackson, MS 39202
ATTN:  E. F. "Buddy" Mitcham, Executive Director
Phone:  601-355-6232
Email:  bmitcham@mbfc.cc
Trustee, Bond
Registrar and

Paying Agent:	The Bank of New York Mellon
Corporate Trust Division
10161 Centurion Parkway N, 2nd Floor
Jacksonville, FL  32256
ATTN: Geraldine Creswell, Vice President
Phone:  904-998-4724
Fax: 904-645-1921
Email:  geri.creswell@bnymellon.com

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions ("Instructions") given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Issuer or the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions ("Authorized Officers") and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer or the Company whenever a person is to be added or deleted from the listing.  If the Issuer or the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee's understanding of such Instructions shall be deemed controlling.  The Issuer or the Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Issuer or the Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer or the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer or the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee's reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Issuer or the Company agrees: (a) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (b) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer or the Company; (c) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (d) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.
Any of the foregoing may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.
SECTION 10.2    Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

SECTION 10.3    Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 10.4    Amounts Remaining in Bond Fund. It is agreed by the parties hereto that after payment in full of (i) the Bonds (or the provision for payment thereof having been made in accordance with the provisions of the Indenture), (ii) the Administration Expenses of the Issuer, and (iii) all other amounts required to be paid under this Agreement and the Indenture, any amounts remaining in the Bond Fund shall belong to and be paid by the Trustee, upon written instruction, to the Company.

SECTION 10.5    Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, subsequent to the initial issuance of Bonds and prior to payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), this Agreement may not be effectively amended, changed, modified, altered or terminated nor any provision waived without the written consent of the Trustee, which shall not be unreasonably withheld.

SECTION 10.6    Governing Law. This Agreement shall be governed exclusively by and construed in accordance with the applicable laws of the State of Mississippi.

SECTION 10.7    Authorized Company Representatives. An Authorized Company Representative shall act on behalf of the Company whenever the approval of the Company is required or the Company requests the Issuer to take some action, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

SECTION 10.8    Term of the Agreement. This Agreement shall be in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article IX of the Indenture and until all payments required under this Agreement shall have been made.

SECTION 10.9    No Personal Liability. No covenant or agreement contained in this Agreement shall be deemed to be the covenant or agreement of any official, officer, agent, or employee of the Issuer in his individual capacity, and no such person shall be subject to any personal liability or accountability by reason of the issuance thereof.

SECTION 10.10    Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, the Trustee and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that any monetary obligation of the Issuer created by or arising out of this Agreement shall be payable solely out of the Revenues and shall not constitute, and no breach of this Agreement by the Issuer shall impose, a pecuniary liability upon the Issuer or a charge upon the Issuer's general credit.

[Signature page to Loan Agreement]
IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date set forth above.
MISSISSIPPI BUSINESS FINANCE
CORPORATION
(SEAL)
By:/s/ E.F. “Buddy” Mitcham, Jr.
E. F. "Buddy" Mitcham, Jr.
Executive Director
ATTEST:
By:/s/ Larry W. Mobley
Larry W. Mobley
Secretary
SYSTEM ENERGY RESOURCES, INC.
(SEAL)
By:/s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

EXHIBIT A

FORM OF NOTE
SYSTEM ENERGY RESOURCES, INC.
PROMISSORY NOTE
$134,000,000
March 28, 2019
SYSTEM ENERGY RESOURCES, INC., a corporation organized and existing under the laws of the State of Arkansas (the "Company"), acknowledges itself indebted and for value received hereby promises to pay to the order of the Mississippi Business Finance Corporation (the "Issuer"), and its successors and assigns, the principal sum of One Hundred Thirty-four Million Dollars ($134,000,000) together with interest on the unpaid principal balance thereof from the date hereof until the Company's obligation with respect to the payment of such sum shall be discharged at the rate borne by the Bonds referred to below. As additional interest hereon there shall be payable, and the Company promises to pay when due, amounts which shall equal the redemption premium, if any, due on such Bonds in connection with the redemption thereof.
This Note is issued to evidence the Loan (as defined in the Loan Agreement hereinafter referred to) of the Issuer to the Company and the obligation of the Company to repay the same and shall be governed by and be payable in accordance with the terms and conditions of a Loan Agreement (the "Agreement") by and between the Issuer and the Company, dated as of March 1, 2019, pursuant to which the Issuer has loaned to the Company the proceeds of the sale of the Issuer's $134,000,000 Revenue Refunding Bonds (System Energy Resources, Inc. Project) Series 2019 (the "Bonds"). Additional similar Notes may be issued by the Company as provided in the Agreement. This Note (together with the Agreement) has been assigned to The Bank of New York Mellon (the "Trustee"), acting pursuant to a Trust Indenture, dated as of March 1, 2019 (the "Indenture") by and between the Issuer and the Trustee, and may not be assigned by the Trustee except to a successor Trustee pursuant to the terms of the Indenture. Such assignment is made as security for the Bonds, and any other bonds which are or may at any time be issued and outstanding under the Indenture. The Bonds are dated and bear interest in accordance with the provisions of the Indenture, payable on April 1 and October 1 in each year commencing October 1, 2019 at the rate of two and one-half percent (2.50%) per annum, and mature on April 1, 2022. The Bonds are subject to redemption prior to maturity as provided therein.
Subject to the provisions of the Agreement, payments hereon are to be made by paying to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the date payment is due, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and redemption premium, if any, and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise. If at the date any payments on the Bonds are due there are any available moneys in the Bond Fund established under the Indenture, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal. Upon the occurrence of an Event of Default, as defined in the Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.
Neither the officers of the Company nor any persons executing this Note shall be liable personally or shall be subject to any personal liability or accountability by reason of the issuance hereof.

IN WITNESS WHEREOF, System Energy Resources, Inc. has caused this Note to be executed in its corporate name and on its behalf by its President, its Treasurer or a Vice President by his or her manual signature, and its corporate seal to be impressed hereon and attested by the manual signature of its Secretary or an Assistant Secretary, all as of the date first above written.
SYSTEM ENERGY RESOURCES, INC.
(SEAL)
By
Steven C. McNeal
Vice President and Treasurer

ATTEST:

By:
Daniel T. Falstad
Secretary

ASSIGNMENT
Pay to the order of The Bank of New York Mellon, as assignee of the Mississippi Business Finance Corporation, under the Trust Indenture, dated as of March 1, 2019, between the Mississippi Business Finance Corporation and The Bank of New York Mellon, as Trustee, securing the payment of Mississippi Business Finance Corporation Revenue Refunding Bonds (System Energy Resources, Inc. Project) Series 2019, in the original principal amount of $134,000,000.
Dated: March 28, 2019

MISSISSIPPI BUSINESS FINANCE CORPORATION

By
E. F. Mitcham, Jr.
Executive Director